Exhibit 99.1

Delta Cancels Freedom CRJ-900 Delta Connection Agreement

Phoenix August 5, 2008 Mesa Air Group Inc. (Nasdaq: MESA) today announced that on August 1, 2008, Mesa received notification from Delta that it is terminating Freedom's CRJ-900 Delta Connection agreement, once again alleging Freedom failed to maintain specified operational performance, as outlined in the contract.

Mesa strongly disputes these allegations and intends to vigorously defend its contractual rights. Mesa believes the cancellation was driven by Delta's stated intention to reduce capacity and its inability to reduce aircraft at its wholly-owned Comair subsidiary without incurring significant ongoing expense.

Freedom currently operates seven CRJ-900 regional jets for Delta Connection, with a further seven aircraft scheduled to enter service by May 2009. The Company subleases the Aircraft from Delta for $1 per month per aircraft and these aircraft will be returned to Delta in connection with this termination with no further financial obligation to Mesa.

This latest action by Delta is at least the fourth instance in recent months in which Delta has taken unilateral and disputed action against its regional airline partners. This contract cancellation is not dissimilar to Delta's recent action against Freedom in respect to the ERJ-145 Connection Agreement, which resulted in Mesa winning a preliminary injunction, in the Federal Court in Atlanta, enjoining Delta from terminating that contract

"For many years Delta has built a reputation of working closely with its regional airline partners in a spirit of co-operation and good faith," said Mesa Air Group Chairman and CEO, Jonathan Ornstein. "We are disappointed to see Delta now appears to have chosen a different approach with its regional airline partners. We appreciate the difficulties faced by Delta and remain willing to work cooperatively in the mutual best interests of both companies." Mr. Ornstein added.

Mesa currently operates 180 aircraft with over 800 daily system departures to 124 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

For further information, please contact:
Brian S. Gillman
EVP & General Counsel
Tel. +1 602-685-4052
brian.gillman@mesa-air.com
www.mesa-air.com